                              BRADY POWER PARTNERS

                           FIRST AMENDED AND RESTATED
                        AGREEMENT OF GENERAL PARTNERSHIP

      THIS FIRST AMENDED AND RESTATED AGREEMENT OF GENERAL PARTNERSHIP (the
"Agreement"), dated as of February 20, 1995, effective May 9, 1995, by and among
(i) Nevada Geothermal Power Partners, a Nevada limited partnership ("NGPP"), with Hot Springs Power Company, a Nevada corporation ("Hot Springs") and Nevada
Energy Partners I, Limited Partnership, a Nevada limited partnership ("NEP")
(with Nevada Electric Power Company, Inc., a Delaware corporation ("NEPC") as its general partner) as its general partners, and (ii) ESI BH Limited
Partnership, a Delaware limited partnership ("ESI BH"), with ESI Brady, Inc., a
Florida corporation ("ESI Brady"), a wholly owned subsidiary of ESI Energy,
Inc., a Florida corporation ("ESI"), as its sole general partner, as the
Partners.

                              Preliminary Statement

      NGPP and ESI entered into the Brady Power Partners Agreement of General
Partnership on June 24, 1991 and thereby formed this general partnership (the
"Partnership") to own, develop, construct, operate and expand the Project (as defined herein) and to own, develop, construct and operate facilities similar in nature to the Project on any or all of the other properties owned or acquired by the Partnership (the "Original Agreement").

      The Partners entered into Amendment No. 1 to the Original Agreement on
June 18, 1992 amending the Original Agreement.

      The Partners desire to amend and restate the Original Agreement, as heretofore amended, to reflect the modification of certain of their rights and duties in respect of the Partnership.

      NOW, THEREFORE, in consideration of the mutual covenants conditions and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

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                            Article I. Defined Terms

      Unless the context otherwise specifies or requires, the terms defined in this Article I shall, for the purposes of this Agreement, have the meanings herein specified.

      "Act" shall mean the Nevada Uniform Partnership Act, as the same may be amended from time to time.

      "Additional Construction Loan" shall mean an additional loan (whether in the form of an amendment to the agreement for the Construction Loan or otherwise) to be made by Westpac (or other third-party lender) or ESI to the
Partnership to fund the cost of completing construction of the Project and certain working capital requirements of the Partnership during construction.

      "Affiliate" shall mean an "affiliate" as defined in Rule 405 under the
Securities Act of 1933.

      "Agreement" shall mean this First Amended and Restated Agreement of
General Partnership.

      "Allocation Regulations" shall mean the Treasury Regulations issued under
Section 704(b) of the Code, as in effect from time to time.

      "Asset Purchase Agreements" shall mean (a) the Asset Purchase and Payment
Agreement by and between NGPP and Nevada Energy Company, Inc., as the same may be amended or modified from time to time, including but not limited to amendments necessary to provide for the Partnership's purchase of the assets to be sold thereunder and (b) the Asset Purchase Agreement dated as of December
19,1990, by and between NGPP and Brady Hot Springs Geothermal Associates, as amended, pursuant to which Agreements the Partnership shall acquire certain assets necessary or useful for the Project and the Partnership.

      "Assignment of Gross Revenue Interest" shall mean that assignment of gross revenue interest to be executed and delivered pursuant to the Asset Purchase and
Payment Agreement referenced in clause (a) of the definition of Asset Purchase
Agreements for the benefit of Nevada Energy Company, Inc., as the same may be amended or modified from time to time.

      "Bankruptcy" shall mean (a) any case, proceeding or other action, commenced by a Partner, seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any liquidation conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar laws affecting the rights or remedies of creditors generally (a "Debtor Relief Law"), or (b) if an involuntary case, proceeding or other action is commenced against such Partner which seeks to have an order for relief entered against it, as debtor, or seeks reorganization, arrangement, adjustment, liquidation, dissolution or composition for it or its debts under any Debtor Relief Law and such Partner (i) fails to obtain a dismissal of such case, proceeding or other action within sixty (60) days of its commencement,
(ii) converts such case

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from one chapter of Bankruptcy Reform Act of 1978, as amended, to another chapter or (iii) is the subject of an order for relief, or (iv) if such Partner admits in writing its inability to pay its debts as they become due within the meaning of 11 U.S.C. Section 303(b)(l).

      "Budget" shall mean a budget (including, but not limited to, the
Construction Budget) for the Partnership prepared by the Managing Partner as contemplated in Section 7.3 hereof.

      "Capital Account" shall have the meaning ascribed to it in Section 6.3.

      "Capital Contribution" shall mean the amount of money and the fair market value of any other property contributed to the Partnership by any Partner (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under section 752 of the Code) pursuant to the terms of this Agreement.

      "Cash Flow Sharing Ratio" shall mean, as of any time, fifty percent (50%)
to ESI BH and fifty percent (50%) to NGPP.

      "Code" shall mean the United States Internal Revenue Code of 1986, as amended and in effect from time to time.

      "Construction Agreement" shall mean the Geothermal Power Project
Engineering and Construction Contract entered into by and between the
Partnership and The Industrial Company, a Delaware corporation, as the same may be amended from time to time.

      "Construction Budget" shall mean the Budget for the construction of the
Project approved by the Management Committee.

      "Construction Loan" shall mean the construction loan in the amount of
$46,500,000, made pursuant to a Construction Loan Agreement dated as of July 18,
1991, by and among the Partnership and Westpac, as Agent, and Westpac and the
other lenders, as amended by the First Amendment and Supplement thereto dated as of July 31, 1991.

      "Consultant's Reports and Studies" shall mean those reports and studies prepared by third party consultants with respect to the design, operation and financial feasibility of the Project described on Exhibit B hereto.

      "Contributed Property" shall mean property (other than cash) contributed to the Partnership by a Partner as a Capital Contribution.

      "CPI" shall mean the Department of Labor, Bureau of Labor Statistics,
Consumer Price Index for all Urban Consumers, San Francisco, California, all
Items (1982-84 equals 100) or if such index ceases to be compiled or published, then such other available data or index as the Management Committee shall determine to be the most comparable to such index.

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      "Credit Agreement" shall mean the loan agreement or agreements or other similar arrangements and agreements (including without limitation any sale of the Project in connection with a lease financing thereof (a "Sale and Lease
Financing")) to be entered into by the Partnership, arranged by ESI, for the
Construction, Additional Construction and Term Loans, as the same may be amended from time to time.

      "Disposition" shall mean any sale or exchange (either in one transaction or a series of transactions) to one or more buyers pursuant to a plan of disposition formulated by the Partners, or other disposition including, but not limited to, an involuntary disposition or casualty giving rise to insurance or other proceeds of a material amount.

      "ESI" shall mean ESI Energy, Inc., a Florida corporation.

      "ESI BH" shall mean ESI BH Limited Partnership, a Delaware limited partnership.

      "In Service Date" shall mean, with respect to the Project, the date upon which the Project is deemed to have been "placed in service," within the meaning of Sections 48 (a) and 167 of the Code and the applicable Treasury Regulations thereunder.

      "Interconnect Agreement" shall mean that certain Special Facilities
Agreement to be entered into by and between Sierra Pacific Power Company and the
Partnership, as contemplated by the Power Purchase Agreements, as the same may be amended from time to time.

      "LOC Fee" shall mean the letter of credit fee in the annual amount of up to $100,000, to be earned by and payable to ESI BH at the time and in the manner set forth in Section 10.3 hereof.

      "Management Committee" shall mean that committee established pursuant to
Section 8.1.

      "Managing Partner" shall mean ESI BH, in its capacity as Managing Partner of the Partnership, or such other Person appointed to perform all or a portion of the duties of the Managing Partner by the unanimous written agreement of the
Partners.

      "Net Cash Flow" of the Partnership for any specific period shall mean (a)
the gross receipts actually received by the Partnership during the specified period (other than liquidated damages distributable pursuant to Section 10.4 hereof, Net Liquidation Sales Proceeds, Capital Contributions and the proceeds of the Construction Loan, the LOC Fee, the Construction Loans and the Additional
Construction Loan), including but not limited to, insurance proceeds, proceeds from a condemnation or other taking (other than of all or substantially all of the Partnership's property or all or substantially all of the property then owned by the Partnership relating to the Project), and income from investments for such period, less (b) the sum of (i) all principal and interest and other sums and amounts actually paid (or due and payable) for the applicable or pertinent period on or in connection with any secured or unsecured indebtedness of the Partnership; (ii) all payments pursuant to the Assignment of Gross
Revenue Interest; (iii) all costs and expenses that are actually paid (or due and payable) during such period in the operation of or in connection with the
Partnership and the

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Partnership's property (including repairs and restoration thereof), including, but not limited to, (A) business Taxes and real and personal property Taxes and assessments, and fees and expenses in connection with the preparation of the
Partnership's Tax returns, (B) insurance premiums, (C) all capital expenditures
(except to the extent that such capital expenditures are funded solely by cash
Capital Contributions by the Partners), and all fees and expenses permitted in accordance with this Agreement, (D) payments required to be made under or in connection with any contract which is a valid obligation of the Partnership, and
(E) all other costs and expenses required to be paid by the Partnership;
and (iv) reasonable additions to reserves, including (but not limited to)
reserves for contingencies, self-insurance, capital expenditures, debt service and the like.

      "Net Liquidation Sales Proceeds" shall mean the net proceeds from a (i)
sale, (ii) Disposition, or (iii) taking, of all or substantially all of the
Partnership's property or all or substantially all of the Partnership's property then owned by the Partnership relating to the Project, provided, however, that the net proceeds from any sale or Disposition of all or substantially all of the
Partnership's property then owned by the Partnership relating to the Project in connection with the consummation and closing of a Term Loan in the form of a
Sale and Lease Financing shall not be deemed to be Net Liquidation Proceeds.

      "O&M Agreement" shall mean the Operations and Maintenance Agreement, dated as of January 9, 1992, as amended, and any amendment, modification, renewal or replacement thereof, entered into or to be entered into between the Partnership and the O&M Provider, and any replacement agreement with a third party providing for the operations and maintenance of the Project.

      "O&M Provider" shall mean Oxbow Power Services, Inc., a Delaware corporation, its successors and permitted assigns, and any other third party which has entered into an agreement providing for the operations and maintenance of the Project.

      "Operating Income and Loss Sharing Ratio" shall mean, as of any time, the then applicable ratio for allocation of Operating Profits and Losses, as determined under Section 9.2(b) hereof.

      "Operating Profits and Losses" shall mean for each fiscal year, an amount equal to the Partnership's taxable income or loss for such year or other period, determined in accordance with Section 703(a) of the Code, with the following adjustments:

            (a)   Any income of the Partnership that is exempt from federal
      income tax or otherwise described in Section 705 (a) (1) (B) of the Code and not otherwise taken into account shall be added to such taxable income or loss;

            (b)   Any expenditure of the Partnership described in Section
      703(a)(2)(B) of the Code, non-deductible syndication costs described in
      Section 709 of the Code and not otherwise taken into account shall be subtracted from such taxable income or loss; and

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            (c)   If the adjusted basis of an asset for book purposes differs from its adjusted basis for federal income tax purposes at the beginning of such year, in lieu of depreciation, amortization and other cost recovery deductions, there shall be taken into account so-called "book value depreciation," which means depreciation for such fiscal year or other period equal to the amount that bears the same ratio to the basis for book purposes as the federal income tax depreciation, amortization or other cost recovery deduction bears to the beginning adjusted tax basis, and in lieu of any gain or loss resulting from disposition of Partnership property where such gain or loss has been taken into account in computing taxable income or loss, there shall be taken into account gain or loss computed by reference to the book value of such Partnership property (as adjusted for the book value depreciation) rather than its adjusted basis for federal income tax purposes.

      "Partners" shall mean NGPP and ESI BH, or their successors, in their capacities as general partners of the Partnership; "Partner" shall mean any one of the Partners.

      "Partnership" shall mean the general partnership formed under this
Agreement, as said partnership may from time to time be constituted.

      "Person" shall mean any individual, partnership, corporation, trust, unincorporated association, joint venture or any other entity.

      "Power Purchase Agreements" shall mean (a) those power purchase contracts between Sierra Pacific Power Company and (i) NGPP dated as of October 5, 1990, as amended, and (ii) Brady Hot Springs Geothermal Associates dated as of October
10, 1986, as amended, each of which is to be wholly assigned to the Partnership and (b) any other power purchase contracts the Partnership may enter into or acquire from time to time.

      "Prime Rate" shall mean the short-term base lending rate announced from time to time by The Chase Manhattan Bank (National Association) of New York, or
the base or prime rate announced by any successor thereto.

      "Project" shall mean the original facility for the generation of geothermal energy to be located in Churchill County, Nevada, at Brady Hot
Springs built pursuant to the Construction Agreement with the capacity of 21.1 megawatts (net) and the other necessary equipment and the interconnection facilities and permits, contracts and personal and real property interests acquired by the Partnership under the terms of the Asset Purchase Agreements and the Project Documents; provided, however, that the Project shall not include any extensions or expansions of such original 20.6 megawatt (net) facility or any additional facility built in or around the vicinity of such original facility.

      "Project Documents" shall mean (a) the Power Purchase Agreements, (b) the
Interconnect Agreement, (c) the Construction Agreement, (d) those contracts and subcontracts for the acquisition of equipment and material to be installed or for the performance of services in connection with the Project and described on
Exhibit A, and such other contracts as the Partnership may, from time to

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time, enter into in connection with the construction or operation of the
Project, (e) the Consultant's Reports and Studies and the design and engineering drawings, specifications, and related materials with respect to the Project described on Exhibit B, and (f) those other contracts, permits, leases, insurance bonds and licenses with respect to the Project and the financing thereto described on Exhibit C.

      "PURPA" shall mean the Public Utilities Regulatory Policies Act of 1978, as heretofore and hereafter amended and the regulations now and hereafter promulgated by the Federal Energy Regulatory Commission or such successor governmental agency as may be charged with rule making authority thereunder, which regulations are currently set forth at 18 C.F.R. Section 292.

      "Qualifying Facility" shall mean a small power production facility which is a qualifying facility under PURPA and which is eligible for the exemptions under or pursuant to 18 C.F.R. Sections 292.601-292.602.

      "Reserve Amount" shall mean a portion of the sales proceeds from the closing of the Sale and Lease Financing in an amount of up to $2.5 million, which amount may be required to be placed in debt reserve accounts in connection with the Term Loan portion of the Sale and Lease Financing and which shall be paid to the Partners at the time and in the manner set forth in Section 10.3 hereof.

      "Sale and Lease Financing" shall have the meaning set forth in the definition of the term "Credit Agreement".

      "Settlement Agreement" shall mean that certain Settlement Agreement, dated as of February 20, 1995 (the "Settlement Agreement"), among ESI, ESI Brady, ESI
BH, NGPP, Hot Springs, and NEP.

      "Tax" or "Taxes" shall mean any tax payable to a federal, state, or local governmental authority and all interest, penalties and additions to tax payable with respect to any tax (other than any interest, additions to tax or penalties solely attributable to any untimely filing of any tax returns or statements (i)
by the Partnership if such untimely filing is solely the result of a dispute between ESI BH and the Managing Partner pursuant to Section 11.2(e) hereof in which the disputed Partnership item is treated and reported in accordance with the manner proposed by the Managing Partner or (ii) by ESI BH or the partners therein).

      "Term Loan" shall mean the take-out of the Construction Loan made by a third-party lender or investor (whether in the form of Sale and Lease Financing or otherwise) arranged by ESI.

      "Treasury Regulations" shall mean any temporary or final regulations issued under the Code that are in effect from time to time.

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      "Utility" shall mean a Person primarily engaged in the generation or sale of electric power (other than electric power solely from cogeneration facilities or small power production facilities) within the meaning of 18 C.F.R. Section
292.206.

            Article II. Continuation of Partnership; Partnership Name

      Section 2.1  Continuation.  The parties continue, in accordance with the provisions of this Agreement, a general partnership under and pursuant to the
Act, and the rights and obligations of the Partners shall be as provided in the
Act except as herein otherwise expressly provided. The parties hereto have previously filed a fictitious name certificate with the County Clerk of
Churchill County, Nevada, and with the County Clerk of Lyon County, Nevada, pursuant to Chapter 602 of the Nevada Revised Statutes.

      Section 2.2  Name.  The name of the Partnership shall continue to be
"Brady Power Partners," and all business of the Partnership shall be conducted in such name.

                     Article III. Character of the Business

      The character of the business of the Partnership shall be to (i) own, develop, construct, operate and expand the Project, (ii) own, develop, construct and operate facilities similar in nature to the Project on any or all of the other properties owned or acquired by the Partnership, and (iii) engage in and conduct any and all activities reasonably necessary or incidental to the foregoing.

                          Article IV. Place of Business

      The location of the principal office of the Partnership where the books and records of the Partnership shall be kept shall be 1400 Centrepark Boulevard,
Suite 600, West Palm Beach, Florida 33401. The Managing Partner may at any time change the location of the Partnership's principal office and may establish additional offices. Notification of any change shall be given to the other
Partner as soon as practicable but in no event later than fifteen (15) days prior to the effective date of such change.

                                 Article V. Term

      The term of the Partnership commenced on June 24, 1991 and shall continue until May 31, 2041, unless the Partnership is sooner dissolved and terminated as the result of an event described in Section 14.1. No Partner shall withdraw from the Partnership or seek a dissolution of the Partnership except in accordance with the terms hereof.

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                        Article VI. Partners and Capital

      Section 6.1  Names and Addresses.  The respective names and mailing address of each of the Partners, are as follows:

                   Partner               Mailing Address

                   ESI BH                c/o ESI Brady, Inc.
                                         1400 Centrepark Boulevard
                                         Suite 600
                                         West Palm Beach, Florida 33401

                   NGPP                  c/o Hot Springs Power Company
                                         999 18TH Street, Suite 3450
                                         Denver, Colorado 80202

      Section 6.2  Additional Capital Contributions. Except as required by
Section 15.5(b) and any applicable law, no additional Capital Contributions shall be required of the Partners unless agreed to in writing by all Partners and reflected as an amendment to this Agreement.

      Section 6.3  Capital Accounts.

      (a)   A capital account shall be established for each Partner ("Capital
Account") and shall be maintained in accordance with the Allocation Regulations.
A Partner's Capital Account shall be increased by (i) the amount of any money contributed to the Partnership, (ii) the fair market value (as determined by the
Partners) of any property that is pursuant to the terms of this Agreement, contributed by the Partner to the Partnership (net of liabilities secured by such contributed property that the Partnership is considered to assume, or take subject to, under section 732 of the Code), (iii) allocations of income
(including income exempt from tax) and gain by the Partnership (other than certain gains and income attributable to the difference between book value and tax basis) to the Partner pursuant to Article IX, and (iv) the amount of any nontaxable gain and shall be reduced by (1) the amount of money distributed to the Partner by the Partnership, (2) the fair market value of any property distributed to the Partner by the Partnership (net of liabilities securing such property that such Partner is considered to assume or take subject to under section 752 of the Code), (3) allocations of expenses, deductions and losses to the Partner by the Partnership pursuant to Article IX (other than deductions that are attributable to certain differences between book value and the excess value over tax basis), (4) that Partner's share of the Partnership's expenditures described in Section 705 (a) (2) (B) of the Code, and (5) other expenses not otherwise taken into account (including any downward basis adjustments required under Treasury Regulation Section 1.704-1 (b) (2) (iv)
(j)).

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      (b)   It is the intent of the Partnership to maintain Capital Accounts in accordance with the Allocation Regulations. Accordingly, adjustments to conform to those Regulations (or to successor or amended provisions) or to take into account unexpected events shall be made but if such adjustments would materially alter the economic substance of this Agreement as it applies to any Partner, the
Partners agree to adjust the distributions of Net Cash Flow, the allocation of operating Profits and Losses and the allocation of Gains and Losses on
Dispositions to the extent possible to ameliorate the effects of such adjustments and still comply with the Allocation Regulations.

      (c)   In the event that Partnership property is subject to Code Section
704(c) or is revalued on the books of the Partnership in accordance with Section
1.704-l(b)(2)(iv)(f) of the Treasury Regulations, the Partners' Capital Accounts
shall be adjusted in accordance with Section 1.704-l(b)(2)(iv)(g) of the
Treasury Regulations for allocations to the Partners of depreciation, amortization and gain or loss, as computed for book purposes (and not tax purposes) with respect to such property.

      (d)   In the event any interest in the Partnership is transferred in accordance with the terms of Article XIII, the transferee shall succeed to the
Capital Account of the transferor to the extent it relates to such transferred interest, unless the transfer causes the termination of the Partnership, in which case the Capital Accounts of the Partners will be redetermined in a manner consistent with the Allocation Regulations.

      Section 6.4  Contribution Loans.  If the Partnership fails to meet any of its obligations with respect to any Sale and Lease Financing of the Project, ESI
BH shall have the option, but not the obligation, upon prior written notice to
NGPP that it intends to take such action, to advance directly to the Partnership the funds required to meet such obligations or to pay such obligations directly, which payment shall be deemed to constitute an advance to the Partnership for such purpose. Any such advance shall be deemed to be a loan to the Partnership
("Contribution Loan"). Each such Contribution Loan shall bear interest, accruing from the date of such advance, at the average daily rate under the Credit
Agreements then in effect with respect to the Project, and all principal and interest on Contribution Loans shall be an expense of the Partnership and shall be repaid from gross receipts of the Partnership prior to any distributions of
Net Cash Flow to which the Partners would otherwise be entitled, until all principal and interest on Contribution Loans is paid in full. If not sooner repaid, all principal and interest on Contribution Loans shall become immediately due and payable upon the dissolution and liquidation of the
Partnership and shall be repaid from the proceeds, if any, of such liquidation as provided herein.

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             Article VII. Rights, Powers and Duties of the Partners

      Section 7.1  Management and Control of the Partnership. The Managing
Partner shall have full, exclusive and complete discretion in the management and control of Partnership affairs and business, except that the Managing Partner shall have no authority to take any of the following actions unless the
Management Committee either consents to such action or establishes a Partnership procedure or guideline with respect to such action:

            (i)    Except to the extent set forth in Section 7.2 below (which actions may be taken by the Managing Partner without Management Committee approval), make, amend, or modify or enter a written waiver with respect to any provisions of (A) any agreements of the Partnership for the sale of electricity, (B) any agreement of the Partnership for the incurrence of indebtedness (determined in accordance with generally accepted accounting principles), (C) any agreement of the Partnership creating a lien or encumbrance upon any of the property of the Partnership, (D) any agreement or agreements of the Partnership for the sale or other disposition of any property of the Partnership involving the sale or other disposition of property of the Partnership the proceeds from which would, when taken with the proceeds from all other sales or dispositions of property of the
      Partnership in such year, exceed $100,000 or (E) any other agreement or agreements of the Partnership which individually or in the aggregate involve amounts to be paid to or by the Partnership in excess of $250,000 per annum;

            (ii)   Dissolve, terminate, liquidate and wind up the Partnership, except upon the occurrence of an event described in Section 14.1;

            (iii)  Approve any line item in any Partnership budget requiring or approving a payment to an Affiliate of ESI BH in excess of the amount required to be paid to such Affiliate pursuant to an agreement between such Affiliate and the Partnership;

            (iv)   Do any act in contravention of the Partnership Agreement;

            (v)    Do any act which would make it impossible to carry on the
      ordinary business of the Partnership;

            (vi)   Confess a judgment against the Partnership;

            (vii)  Possess Partnership property or assign rights in specific
      Partnership property, for other than a Partnership purpose;

            (viii) Change or reorganize the Partnership into any other legal form;

            (ix)   Admit a person as a Partner, except that any transferee of the interests of NGPP as a general partner pursuant to the terms of the
      Settlement Agreement may be admitted as a Partner;

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            (x)    Take any other act for which Partnership approval is
      expressly required by the Act;

            (xi)   Make any election or filing with respect to the federal tax treatment of the Project and/or the Partners or any other property of the
      Partnership;

            (xii)  Do any act which would result in the Partnership or any
      Partner (or any Affiliate of any Partner) being subject to the requirements of any law, rule or regulation to which it would not otherwise be subject, other than those contemplated by the Project
      Documents or those the effect of which is not material and adverse to the
      Partnership or such Partner (or such Affiliate of such Partner) in the ordinary conduct of its business;

            (xiii) Following receipt by the Managing Partner of notice from any
      Partner setting forth with reasonable specificity an act which would result in any Affiliate of such Partner being subject to requirements of any law or regulation to which it would not otherwise be subject (other than those contemplated by the Project Documents or those the effect of which is not material and adverse to such Affiliate in the ordinary conduct of its business), do such act;

            (xiv)  Enter into any transaction or agreement on behalf of the
      Partnership with an Affiliate of ESI BH; or

            (xv)   Knowingly take or cause to be taken any action which
      constitutes a default under any contracts, agreements or instruments to which the Partnership is a party.

      Section 7.2  Expressly Authorized Rights of the Managing Partner. Except
to the extent necessary to participate in the Management Committee proceedings, the non-Managing Partner shall not participate in the conduct, management or control of the Partnership business and shall have no right or authority to act for or bind the Partnership. Notwithstanding any other term or provision of this
Agreement, the Managing Partner is expressly authorized on behalf of the
Partnership to:

            (i)    negotiate issues arising under the Power Purchase Agreements relating to the three year Peak Period Capacity (as defined in the Power
Purchase Agreements) calculations;

            (ii)   in connection with the Sale and Lease Financing, direct any security trustee as to the use and application of the Partnership Funds held by such trustee;

            (iii)  negotiate the terms and provisions of, and execute and deliver on behalf of and in the name of the Partnership the documents necessary for the incurrence by the Partnership of additional subordinated debt to fund geothermal well drilling and conversions in an amount not to exceed
$1,500,000.00; provided, that the terms and provisions of any such subordinated debt incurred with any Affiliate of ESI BH shall be approved by the Management
Committee and must be on terms and conditions which are market terms (including without limitation the

                                       12

fees and compensation payable thereunder) and which are not more favorable to the Affiliate than the Partnership could obtain from parties unrelated to ESI
BH;

            (iv)   open Partnership bank accounts in which all Partnership funds may be deposited and from which checks executed solely by the Managing Partner may be issued and payments thereon made; and

            (v)    negotiate the terms and provisions of, and execute and
deliver on behalf of and in the name of the Partnership any O&M Agreement;
provided, that the terms and provisions of any such O&M Agreement entered into by the Partnership with any Affiliate of ESI BH shall be approved by the
Management Committee and must be on terms and conditions which are market terms
(including without limitation the fees and compensation payable thereunder) and which are not more favorable to the Affiliate than the Partnership could obtain from parties unrelated to ESI BH.

      Section 7.3  Annual Budget. The Managing Partner shall prepare annual budgets for the Partnership, plus quarterly updates of such budgets, all of which shall include a capital expenditure budget, a budget for Partnership operations, current estimates of contingency reserves required for emergency expenditures and such other item or items required, from time to time, by the
Project Documents. Such budgets shall be prepared at such time or times as may be required in order to comply with the requirements of the Project Documents.

      Section 7.4  Reimbursement of Expenses.

      (a)   In consideration of the services to the Partnership to be performed hereunder by the Managing Partner, the Managing Partner shall be entitled to an annual management fee based on the cost of carrying out the duties of Managing
Partner in an amount of $75,000, plus reasonable out-of-pocket expenses. Such management fee (as may have been previously adjusted) shall be subject to adjustment each year commencing January 1, 1933, based on the changes in the CPI for the preceding calendar year. Such adjustment shall be made on the first day of the first month following the publication of the CPI and the amount of management fee payable with respect to such month (and each remaining month of the calendar year) shall be adjusted (upward or downward) to provide for level payments for such month and the remaining months in the calendar year such that the aggregate payments of the management fee for such year will equal the amount of the adjusted management fee. The management fee and reimbursable expenses shall be payable monthly, in arrears; provided, however, that the Managing
Partner shall provide a requisition, specifying in reasonable detail the breakdown of costs incurred during such quarter and invoices or other reasonably detailed evidence of incurrence of such costs, promptly following the end of such quarter. The Managing Partner shall maintain appropriate cost data to enable a review of such costs.

      (b)   Each Partner shall be entitled to reimbursement of reasonable costs, including out-of-pocket expenses and labor costs incurred on behalf of the
Partnership (including, without limitation) for financial statement preparation, preparation of tax returns, legal costs and similar

                                       13

administrative items, such reimbursement to be made from time to time upon approval by the Management Committee or as previously approved in a Budget, in either case upon submission of invoices or other reasonably detailed evidence of incurrence of such expenses. Each Partner seeking reimbursement of expenses shall maintain appropriate cost data to enable a review of such costs.

      Section 7.5  Other Business of Affiliates of Partners. It is further understood and agreed that the business interests and activities of Affiliates of either of the Partners may be of any nature or description, including, but not limited to, the ownership, operation or management of geothermal energy generating facilities similar to the Project or other electric generation facilities, and may be engaged in by such Affiliates independently or with others. Neither the Partnership nor any Partner shall have any right, by virtue of this Agreement or the partnership relationship created hereby, in or to the business activities of such Affiliates or to the income or proceeds derived therefrom, and the pursuit of such business activities, even if competitive with the business of the Partnership, shall not be deemed wrongful or improper. Any
Affiliate of either of the Partners shall have the right to take for its own account or to recommend to others any investment opportunity without being required to offer the same to the other Partner or the Partnership.

      Section 7.6  Indemnification. The Partnership shall indemnify and hold harmless each Partner, the Affiliates of each Partner, their employees, agents and representatives and each member of the Management Committee from and against any cost, loss, expense, liability, damage or injury suffered or sustained by it
(a "Loss") by reason of any acts, omissions, or alleged acts or omissions arising out of such person's activities on behalf of the Partnership to the full extent permitted by applicable law, including, but not limited to, any judgment, award, settlement, reasonable attorneys' and accountants' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim, except such persons shall not be indemnified for
Losses resulting from the fraud, gross negligence, willful misconduct or material breach of an express covenant of such Partner contained herein.

      Section 7.7  Insurance. The Partners agree that unless such coverage is not available at commercially reasonable rates, the following insurance coverage shall be maintained at all times by the Managing Partner acting an behalf of the
Partnership at the expense of the Partnership:

      (a)   Minimum coverage to comply with any statutory obligation imposed by
Workers Compensation or Occupational Disease Laws, including where applicable, the United States Longshoremen's and Harbor Workers' Act, the Federal Employers'
Liability Act and the Jones Act.

      (b)   Policies of insurance on standard forms with commercial insurers acceptable to the Managing Partner providing commercial general liability coverage and comprehensive automotive liability coverage, each in an initial amount of not less than $11,000,000 per occurrence. These policies will contain endorsements providing coverage, including but not

                                       14

limited to products liability/completed operations coverage, for the
Partnership, the Partners and the officers, directors, employees or agents of each of them (collectively, the "Insured Group") as well as the Affiliates of the Partners and the Partnership and the officers, directors, employees or agents of each of them (the "Affiliate Group"). These policies shall also contain a blanket broad form contractual endorsement and a severability of interest clause. The Insured Group shall be designated as named insureds, the
Affiliate Group shall be designated as additional insureds and the policies shall be primary to any insurance which may be maintained by or an behalf of the
Partners or their partners, parents, subsidiaries or Affiliates and their respective officers, directors or employees for claims arising out of the
Partnership. Policy limits shall be determined by the Managing Partner.

      (c)   In the event that the policies described in (b) above are on a
"claims made" basis, the retroactive date of the policy shall be the effective date of the original Agreement. Furthermore, if the policies are on a "claims made" basis, such coverage shall be provided to survive the termination of this
Agreement until the expiration of the maximum statutory period of limitations in the State of Nevada for actions based in contract or in tort. If coverage is on an "occurrence" basis, such insurance shall be maintained during the entire term of this Agreement. The policy or policies shall not be canceled without at least
60 days written notice to the Partnership and each Partner.

      (d)   Property insurance with the limits and coverages as determined by the Managing Partner and as may be required by the Project Documents. Such coverage shall insure against risks of physical loss or damage, including but not limited to loss or damage to any equipment, or to Partnership property. The
Managing Partner on behalf of the Partnership may obtain such coverage by requiring the same to be maintained with respect to the Project pursuant to a construction contract or operation and maintenance contract entered into on behalf of the Partnership. The Managing Partner shall undertake or make provisions to investigate and settle any claim against third parties or insurers as a result of property damage to Partnership property. With respect to any claim against insurance procured pursuant to this paragraph (d) the Managing
Partner shall, at its discretion, pursue any right of subrogation on behalf of the Partnership or the applicable insurer. The Insured Group shall be designated as named insureds, the Affiliate Group shall be designated as additional insureds and the policies shall be primary to any insurance which may be maintained by or on behalf of the Partners or their partners, parents, subsidiaries or Affiliates and their respective officers, directors or employees for claims arising out of the Partnership. Policy limits shall be determined by the Managing Partner.

      (e)   All material contracts entered into on behalf of the Partnership shall require the contractor, before commencing work under such contracts, to procure and maintain at its own expense until final completion and acceptance of such contract work, insurance coverage and forms and with insurance companies acceptable to the Managing Partner. Such insurance policies shall be primary to any other insurance carried by the Partnership and shall further provide that notice of cancellation shall be given at least 30 days in advance to the
Managing Partner except for termination for non-payment of premium in which case no cancellation shall take place without 10 days written notice to the Managing
Partner.

                                       15

      (f)   Any Partner and its respective insures shall have the right, but not the duty, to participate in the defense or settlement of any claim to the extent and only to the extend that the claim exceeds policy limits maintained an behalf of the Partnership under this Agreement; and neither the Managing Partner or any other Partner shall take any action to prejudice the rights of the other Partner and its insurer to so act.

      (g)   Each Partner has the right, but not the duty, to procure for its ownership interest excess policies of coverage. The cost for such excess insurance shall not be considered a cost of the Partnership. The benefit of such excess coverage shall insure only to the interest of the partner procuring such excess coverage and neither Partner shall have a right of access to the excess insurance maintained by the other Partner.

      Section 7.8  Contracts with Unrelated Parties.

      (a)   All contracts in connection with the activities of the Partnership between the Partnership and an unrelated party shall, to the extent reasonably possible, contain an indemnity agreement and requirements for minimum insurance coverages as described in this Section 7.8. The Managing Partner shall have the right to negotiate alternative language when necessitated by competitive reasons.

      (b)   The following indemnity agreement shall be incorporated in all unrelated party contracts for the Partnership: "Contractor agrees to perform the work described in this contract as an independent contractor and not as a subcontractor, agent or employees of Partnership. The Partnership retains no control or direction over the Contractor and its employees or over the detail, manner or methods of the performance of the described work by Contractor or its employees, and Contractor agrees to protect, release, defend and hold
Partnership and its Partners, their parents, Affiliates of each Partner and their respective officers, directors and employees (hereinafter referred to as
"Partnership") free and unharmed against any liabilities whatsoever, whether or not due to or caused in part by negligence of the Partners or the Partnership, resulting in connection with performance of the described work by Contractor, its employees or subcontractors. Contractor's said obligation to protect, defend or hold Partnership, free and unharmed against any such liabilities shall extend up to not less than the sum of $500,000 for injuries to or death of person(s)
arising out of a single occurrence or for damage to property arising out of a single occurrence."

      (c)   All unrelated party contracts for the Partnership shall include provisions that, before commencing work under such contracts, the contractor shall procure and maintain at its own expense until final completion and acceptance of such contract, insurance coverage in forms and with insurance companies acceptable to the Managing Partner. Insurance policies shall be primary to any other insurance carried by Partnership and shall further provide that notice of cancellation shall be given at least 30 days in advance to
Managing Partner. To the extent possible, the Partnership shall be named an additional insured and the policies shall contain a severability of interests clause.

                                       16

      (d)   Should the Partnership enter into an unrelated party contract which provides greater protection than that specified, said contract will specify equivalent protection will be afforded to both Partners.

      Section 7.9  Certain Borrowings by ESI BH. NGPP hereby consents to ESI
BH's borrowing, to the extent permitted by the Credit Agreement, the reserve or contingency accounts, if any, established pursuant to such Credit Agreement.

                        Article VIII. Management Committee

      Section 8.1.  Appointment and Removal of Members of the Management
Committee.

      (a)   The Management Committee shall be composed of two members. Each
Partner shall have the right at all times to designate one of the members.

      (b)   Each Partner shall use its good faith efforts to designate an individual who will normally be readily accessible and available to attend
Management Committee meetings as and when scheduled. Any Partner may at any time, by written notice to the other Partner, (x) appoint an alternate member and (y) remove its representative on the Management Committee, with or without cause, and substitute a representative to serve in his stead.

      (c)   NGPP and ESI BH shall each be reimbursed by the Partnership for any and all expenses incurred by it and its representative on the Management
Committee incident to such representative's duties and responsibilities as such under this Agreement, limited to amounts set forth in the applicable Budget, including, without limitation, (i) costs and expenses allocable to the time spent by each such representative and any officer, employee, or agent of such
Partner or any Affiliate thereof, in connection with preparing for and attending or participating in any Management Committee meeting and (ii) any reasonable costs and expenses incurred, including, without limitation, travel, lodging and subsistence expenses and the costs, if any, of engaging consultants or advisers in connection with such preparation, attendance and participation.

      Section 8.2.  Meetings of the Management Committee.

      (a)   The Management Committee shall hold regular quarterly meetings at such time as shall be determined by the Management Committee. Special meetings of the Management Committee may be called at any time by either member. Except as otherwise determined by the Management Committee, all special and regular meetings of the Management Committee shall be held at the principal office of the Partnership. Special meetings of the Management Committee may also be held by telephone conference if both members so agree. The Partners may bring such advisers and consultants to such meetings, as they deem necessary or appropriate for the matters to be discussed.

                                       17

      (b)   No notice shall be required with respect to any regular meeting of the Management Committee as to which a previous announcement of the time and place of such meeting has been given. Unless waived in writing by both members
(before or after a meeting), at least fifteen (15) days prior notice of any special meeting shall be given to each member. Such financial and other information as is reasonably required for participation in any such meeting, including, without limitation, the recommendations of the Managing Partner as to actions proposed to be taken by the Management Committee and analyses of the recommended action and options thereto, shall, unless waived, be forwarded in the manner provided for notice at least fifteen (15) days prior to any such meeting.

      Section 8.3.  Procedural Matters of the Management Committee.

      (a)   The affirmative vote of both members of the Management Committee shall be required for any act or decision of the Management Committee. Any approval of any contract between the Partnership and any Partner, or the
Affiliate of any Partner (or any subcontract with an Affiliate of a Partner), as well as any subsequent action of the Partnership relating to the performance of such contract or subcontract, including the assertion and enforcement of any rights of the Partnership thereunder, shall be determined and directed by the representative of the unaffiliated Partner on the Management Committee.

      (b)   Any action required or permitted to be taken by the Management
Committee may be taken without a meeting, if both of the members consent in writing to such action. Such consent shall have the same effect as the unanimous vote of the members.

      (c)   The Management Committee shall cause to be kept a book of minutes of all of its meetings in which there shall be recorded (i) the time and place of such meeting, (ii) whether regular or special, and if special, how called, (iii)
the notice thereof given, and (iv) the proceedings thereof.

                             Article IX. Allocations

      Section 9.1   General. Except as otherwise provided herein, the income,
gains, losses, deductions and credits of the Partnership shall be computed on a federal income tax basis in accordance with the Allocation Regulations. All references in this Article IX to losses shall include all deductions and losses allowable for federal income tax purposes, nontaxable losses described in section 705(a)(2)(B) of the Code, nondeductible syndication costs described in section 709 of the Code and the basis adjustment of the Project pursuant to section 5O of the Code. In addition, all references in this Article IX to income shall include, without limitation, all items of income and gain reportable for federal income tax purposes and those items described in section 705(a)(1)(B) of the Code. If there is a basis restoration pursuant to section 50(c) of the Code, the Capital Accounts of the Partners will be increased by the basis restoration in the same proportions as the tax credit recapture is allocated. It is the intent of the Partners that the allocations of Operating Profits and

                                       18

Losses set forth in this Article IX have substantial economic effect within the meaning of Code Section 704(b) and the Allocation Regulations thereunder.

      Whenever a proportionate part of a Partnership net profit or loss is credited or charged to a Partner's Capital Account, every item of income, gain, loss, deduction or credit entering into the computation of the net profit or loss, or applicable to the period during which net profit or loss is realized, shall be considered credited or charged, as the case may be, to the account in the same proportion.

      Section 9.2   Operating Profits and Losses.

      (a)   All Operating Profits and Losses and tax credits shall be allocated in accordance with the Operating Income and Loss Sharing Ratio.

      (b)   The Operating Income and Loss Sharing Ratio shall, at all times, be fifty percent (50%) to ESI BH and fifty percent (50%) to NGPP.

      Section 9.3   Gain on Disposition.

      (a)   Notwithstanding Section 9.2, gain from the Disposition of all or substantially all of the assets of the Partnership or all or substantially all of the property then owned by the Partnership relating to the Project shall, except to the extent provided in Section 9.3(b) below, be allocated among the
Partners as follows:

            (i)   First, to the Partners to the extent of and in proportion to any negative balances in their Capital Accounts; and

            (ii)  Second, to the Partners in accordance with the applicable Cash
      Flow Sharing Ratio.

      (b)   Notwithstanding Section 9.3(a), gain from the Sale and Lease
Financing shall be allocated among the Partners as follows:

            (i)   First, to each Partner to the extent of and in proportion to the sum of (A) the amounts of any prior allocations to such Partner of items of deduction or loss, and (B) any prior cash or property distributions to such Partner under Section 731 of the Code;

            (ii)  Second, fifty percent (50%) to ESI BH and fifty percent (50%)
      to NGPP, if and only if, and only to the extent that, as a result of the
      Sale and Lease Financing (A) cash is available for distribution to the
      Partners by the Partnership under Section 731 of the Code, or (B) any other fees or payments are made to the Partners which generate a concomitant deduction or loss to the Partnership for federal income tax purposes; and

            (iii) Thereafter, one-hundred percent (100%) to ESI BH.

                                       19

      (c)   If the allocation of gain provided in section 9.3 (a) would result in an allocation of gain to a Utility, as a result of its indirect interest in the Partnership, which would cause distributions in liquidation to such Utility, as a result of its indirect interest in the Partnership, when aggregated with all prior allocations, fees and distributions made to such Utility, as a result of its indirect interest in the Partnership, pursuant to this Agreement to exceed fifty percent (50%) of the present value of all allocations, fees and distributions made to all Partners during the term of this Agreement, then an amount of gain necessary to reduce such percentage to no more than 50% shall be allocated to NGPP.

      Section 9.4   Loss on Disposition. Notwithstanding Section 9.2, loss from the Disposition of all or substantially all of the assets of the Partnership or all or substantially all of the property then owned by the Partnership relating to the Project shall be allocated among the Partners as follows:

            (i)   First, to the Partners to the extent of and in proportion to any positive balances in their Capital Accounts; and

            (ii)  Second, to the Partners in accordance with the applicable Cash
      Flow Sharing Ratio.

      Section 9.5   Transferor-Transferee Allocations. Income, gain, loss,
deduction or credit attributable to any interest in the Partnership which has been transferred shall be allocated between the transferor and the transferee in any method allowed under Section 706 of the Code as agreed by the transferor and the transferee.

      Section 9.6   Contributed Property; Revaluation.

      (a)   In the case of Contributed Property, items of income, gain, loss, deduction (including depreciation) and credit attributable thereto shall, solely for tax purposes, be allocated among the Partners, first, in a manner that takes into account any variation between the gross fair market value of such property, as determined by the contributing Partner and the Partnership, and its adjusted basis for federal income tax purposes at the time of contribution (in accordance with Section 704 (c) of the Code) and, thereafter, in accordance with the other provisions of this Article IX.

      (b)   If, under Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations,
Partnership property that has been revalued is property reflected in the Capital
Accounts and on the books of the Partnership at a book value that differs from the adjusted tax basis of such property, then depreciation, depletion, amortization, and gain or loss with respect to such property shall be shared among the Partners in a manner that takes account of the variation between the adjusted tax basis of such property and its book value, in the same manner as variations between the adjusted tax basis and fair market value of property contributed to the Partnership are taken into account in determining the
Partners' shares of tax items under Code Section 704(c).

      Section 9.7   Minimum Gain Chargeback. Notwithstanding anything in this
Agreement to the contrary, if there is a net decrease in Partnership Minimum
Gain, as defined in Treasury

                                       20

Regulations Section 1.704-2(d)(l), during any fiscal year, each Partner shall be allocated items of income and gain for such year (and, if necessary, for subsequent years) in proportion to, and to the extent of, an amount equal to the proportion of such Partner's share of the net decrease in Partnership Minimum
Gain during such year that is allocable to the disposition of capital
Partnership property subject to one or more non-recourse liabilities of the
Partnership. This Section 9.7 is intended to constitute a "minimum gain chargeback" within the meaning of Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

      Section 9.8   Allocation of Nonrecourse Debt. Solely for purposes of
determining a Partner's proportionate share of excess nonrecourse liabilities of the Partnership within the meaning of Treasury Regulations Section
1.752-3(a)(3), the Partners' interests in Partnership profits shall be fifty percent (50%) for ESI BH and fifty percent (50%) for NGPP.

      Section 9.9   Tax Allocations. All items of Partnership income, gain, loss and deduction, including non-recourse deductions, shall be allocated for federal, state and local income tax purposes to and among the Partners in the same manner that the corresponding items of Partnership Operating Profits and
Losses are allocated pursuant to Article IX, except as otherwise provided in
Article VI or this Article IX.

      Section 9.10  Character of Gain. If the net gain from any disposition of an asset of the Partnership is capital gain in part and, as the result of depreciation recapture or otherwise, ordinary income in part, the ordinary portion of such gain shall first be allocated to each Partner in the same proportion as the depreciation allocated to such Partner (or its predecessor)
which gave rise to such ordinary income bears to such deductions allocated to all Partners (and their predecessor-partners), provided that any allocation pursuant to this Section shall not exceed the total amount of gain allocated to such Partner with respect to such disposition. Any ordinary income not allocated to a Partner because of the proviso clause in the preceding sentence shall be allocated to the other Partners in the ratio in which each of them generally share in profits and losses in connection with the event giving rise to the gain.

                            Article X. Distributions

      Section 10.1  Net Cash Flow.

      (a)   Net Cash Flow, shall be distributed quarterly unless the Management
Committee determines that it should be distributed more or less frequently.

      (b)   Net Cash Flow shall be distributed in accordance with the Cash Flow
Sharing Ratio.

      Section 10.2  Disqualifying Distributions. If in the opinion of ESI BH the receipt of any distribution would result in the Project or any facility thereafter developed by the Partnership ceasing to constitute a Qualifying
Facility, ESI BH's distribution entitlement shall be deferred to the extent necessary to avoid such result. ESI BH shall be entitled to receive amounts equal in the

                                       21

aggregate to the deferred amount in such succeeding year or years as may be determined by ESI BH, not to result in the Project or any other facility thereafter developed by the Partnership ceasing to constitute a Qualifying
Facility.

      Section 10.3  Payment of Fees.

      (a)   If ESI BH (or any Affiliate thereof) is required to procure one or more letters of credit or other form of credit support (or any renewal or replacement thereof) issued by a bank or other financial institution or company to secure payments to be made by the Partnership pursuant to any Sale and Lease
Financing then ESI BH shall be entitled to receive annually, for so long as any such letter of credit is in effect, the LOC Fee in an amount equal to the cost of maintaining such letter of credit or other support, payable quarterly in arrears; provided, however, that in no event shall the total amount received annually by ESI BH in respect to the LOC Fee exceed $100,000.

      (b)   If and to the extent that, after repayment in full of the Term Loan in connection with the Sale and Lease Financing, all or any portion of the
Reserve Amount remains in any debt service reserve accounts established by the
Partnership for and in connection with such Term Loan, then each of the Partners shall be paid fifty percent (50%) of such Reserve Amount.

      Section 10.4  Distribution of Liquidated Damages. ESI BH shall be entitled to any and all liquidated damages received by the Partnership pursuant to the
Construction Agreement (other than liquidated damages received by the
Partnership pursuant to Section 22.1 of the Construction Agreement) or any other
Project Document and which are not otherwise payable to the party providing the
Construction Loan. Any such liquidated damages shall be distributed to ESI BH within 10 days of receipt thereof by the Partnership.

                    Article XI. Fiscal Year-Accounting Basis;
                          Tax Elections; Bank Accounts

      Section 11.1  Fiscal Year; Books and Records. The fiscal period of the
Partnership shall be the calendar year, unless a different fiscal period is required pursuant to Section 706 of the Code, and the books of the Partnership shall be kept on the accrual method of accounting in accordance with generally accepted accounting principles consistently applied except as otherwise required by the Allocation Regulations. All books, records, accounts, papers, and memoranda in any manner relating to the Partnership (including those records required by the Act) shall be kept at the principal office of the Partnership, and each Partner, at all reasonable times during regular business hours, shall have access thereto for purposes of inspecting and copying same, at Partnership expense (unless otherwise required by the Act to be supplied without charge).

      Section 11.2  Financial Statements and Reports. The Managing Partner shall provide the following financial statements and reports to the Partners:

                                       22

      (a)   During the construction of the Project, monthly reports, certified by the chief financial officer of the Managing Partner, regarding construction costs to date.

      (b)   Within forty-five (45) days after the end of each of the first three fiscal quarters, and no later than January 27, with respect to the last fiscal quarter and the fiscal year, the Managing Partner shall send to the Partners an unaudited closing balance sheet as of the end of such fiscal quarter or fiscal year, as the case may be, and related statements of operations for such fiscal quarter or fiscal year prepared in accordance with GAAP and certified by the chief financial officer of the Managing Partner.

      (c)   By each April 20, the Managing Partner shall provide to the Partners audited financial reports, including the detailed balance sheet of the
Partnership as of the end of the preceding fiscal year and related statements of income, cash flow and Partners' capital and changes in financial position for the fiscal year, accompanied by an opinion of the Partnership's independent public accountants.

      (d)   As soon as practicable after the end of each fiscal year, the
Managing Partner shall furnish to the Partners reports containing at least the following information:

            (i)   by each June 15, Form K-1 or any similar form as may be
      required by the Code or the Internal Revenue Service, as well as any similar form which may be required by any state or local taxing authority;

            (ii)  a reconciliation between the aforementioned audited financial reports and the basis the Partnership uses for preparation of its Federal, state and local income tax returns; and

            (iii) any other information concerning the Partnership reasonably necessary for the preparation of the Partners' federal, state and local taxes.

      (e)   The Managing Partner shall cause to be prepared all tax returns and statements, if any, which must be filed on behalf of the Partnership with any taxing Governmental Authority, shall submit such returns and statements to ESI
BH for its approval prior to filing and, when approved by ESI BH, shall make timely filing thereof. Such returns shall be prepared and submitted to ESI BH for examination no later than each May 15. In addition, the Managing Partner shall cause to be furnished to each Partner a report for each fiscal year setting forth all data and information regarding the business of the Partnership as may be necessary to enable the Partnership and each Partner to prepare its federal, state and local tax returns. If ESI BH disagrees with the proposed treatment of any Partnership item on a tax return of the Partnership, then ESI
BH shall give written notice to the Managing Partner. If, after good faith consultation, an agreement regarding the treatment of such item cannot be reached within 10 days after the receipt of such notice, the Partnership shall treat such item in the manner determined by ESI BH, provided that if the
Managing Partner so requests in writing, ESI BH shall provide a written opinion from independent tax counsel selected by ESI BH and reasonably acceptable to the

                                       23

Managing Partner to the effect that there exists "substantial authority" within the meaning of Section 6662 (d) (2) (B) (i) of the Code ("Substantial
Authority") for such treatment and that there is a stronger basis for the treatment proposed by ESI BH than that proposed by the Managing Partner. If such opinion cannot be obtained, then the Partnership return shall be prepared in accordance with the determination of the Managing Partner, provided the Managing
Partner provides an opinion of independent counsel selected by the Managing
Partner and reasonably acceptable to ESI BH to the effect that there exists
Substantial Authority for such treatment. If no such opinion can be obtained, then the item shall be reported in accordance with the determination of ESI BH.
Each of ESI BH and the Managing Partner hereby agrees to use its best efforts to resolve any disputes with respect to the proposed treatment of any Partnership item on a tax return of the Partnership under this Section 11.2(e) prior to the required filing date therefor.

      Section 11.3  Tax Matters Partner.

      (a)   The Managing Partner is hereby designated the "Tax Matters Partner"
as that term is defined in section 623 l(a)(7) of the Code.

      (b)   The Tax Matters Partner shall take no action in such capacity without the authorization or consent of ESI BH, other than such action as the
Tax Matters Partner may be required to take by law. The Tax Matters Partner shall use its best efforts to comply with the responsibilities outlined in sections 6222 through 6232 of the Code and in doing so shall incur no liability to the other Partners. ESI BH agrees to cooperate with the Tax Matters Partner's efforts to comply with Sections 6222 through 6232 of the Code. The Partnership shall indemnify and reimburse the Managing Partner, and hold it harmless for its expenses, including reasonable attorneys' and other professional fees, except its allocable share of liabilities as a Partner, incurred in its capacity as Tax
Matters Partners.

      (c)   The Tax Matters Partner shall not enter into any extension of the period of limitations for making assessments on behalf of ESI BH without first obtaining the written consent of ESI BH.

      (d)   No Partner (or a partner in a Partner) shall file, pursuant to section 6227 of the Code, a request for an administrative adjustment of items for any Partnership taxable year without first notifying the other Partner. If the other Partner agrees with the requested adjustment, then the Tax Matters
Partner shall file the request for administrative adjustment an behalf of the
Partnership. If unanimous consent is not obtaining within thirty (30) calendar days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Partner, including the Tax
Matters Partner, may file a request for administrative adjustment on its own behalf.

      (e)   Any Partner (or a partner in a Partner) intending to file a petition under sections 6226, 6228 or other section of the Code with respect to any item or other matter involving the Partnership shall notify the other Partner of such intention and the nature of the contemplated

                                       24

proceeding. In the case where the Tax Matters Partner (or a partner in the Tax
Matters Partner) is the party intending to file such petition on behalf of the
Partnership, such notice shall be given within a reasonable period of time to allow ESI BH to participate in the choosing of the forum in which such petition will be filed. If the Partners do not agree on the appropriate forum, then the appropriate forum shall be decided by ESI BH. If any Partner (or a partner in a
Partner) intends to seek review of any court decision rendered as a result of a proceeding instituted under the preceding provisions of this Subsection, then such Partner shall notify the other Partner of such intended action.

      (f)   The Tax Matters Partner shall not bind ESI BH to a settlement agreement without obtaining its written concurrence. For purposes of this
Subsection, the term "settlement agreement" shall include a settlement agreement at either an administrative or judicial level. Any Partner (or a partner in a
Partner) that enters into a settlement agreement with respect to any Partnership items (within the meaning of section 623 l(a) (3) of the Code) shall notify the other Partner of such settlement agreement and its terms within ninety (90)
calendar days from the date of settlement.

      (g)   The provisions of this Section shall survive the termination of the
Partnership or the termination of any Partner's unit or other interest in the
Partnership and shall remain binding on the Partners for a period of time necessary to resolve with the IRS or the United States Department of the
Treasury any and all matters regarding the United States federal income taxation of the Partnership.

      Section 11.4  Bank Accounts; Investments; Petty Cash.

      (a)   All funds of every kind and nature received by the Partnership, including Capital Contributions, loan proceeds and operating receipts shall be deposited in such bank accounts opened in the name of the Partnership as shall be determined by the Managing Partner. Signatories shall be designated from time to time in writing by the Managing Partner.

      (b)   The Partnership may only make the following types of investments, provided, that such investments shall not preclude the timely distribution of
Net Cash Flow as set forth in Article X, and provided, further, that any investment of working capital shall not preclude the timely payment of
Partnership obligations when and as due:

            (i)   Cash in the form of U.S. currency;

            (ii)  Evidences of indebtedness, maturing not more than one year after the date of issue, issued or guaranteed by the United States of
      America, or agencies thereof;

            (iii) Commercial paper, certificates of deposit and bankers'
      acceptances maturing not more than three months after the date of issue, issued by (a) commercial banking institutions which are members of the
      Federal Reserve System, and each having a combined capital and surplus and undivided profits of not less than One Hundred

                                       25

      Million Dollars ($100,000,000); and (b) other banking institutions, each having combined capital and surplus and undivided profits of not less than
      Five Hundred Million Dollars ($500,000,000);

            (iv)  Commercial paper, maturing not more than one year after the date of issue, issued by a corporation (other than any Partner or
      Affiliate thereof) with a rating of P-1 according to Moody's Investors
      Service, Inc. or A-1 according to Standard and Poor's Corporation; or

            (v)   Such other investments as the Managing Partner may approve;
      provided, that any investment with an Affiliate of the Managing Partner must be approved by the Management Committee.

              Article XII. Representations, Warranties and Covenants

      Section 12.1  Mutual Representations and Warranties. Each of the Partners
hereby, respectively represents and warrants to the other that (i) it is duly formed, validly existing and in good standing under the jurisdiction of its formation, with full power and authority to enter into and perform its obligations under this Agreement and has duly authorized the execution, delivery and performance of this Agreement; (ii) it has validly executed this Agreement, and upon delivery of this Agreement shall be a binding obligation of such party, enforceable against such party in accordance with its terms; and (iii) its entry into this Agreement and the performance of its obligations hereunder will not require the approval of any governmental body or regulatory authority and will not violate, conflict with, or cause a default under any of its organizational documents, any contractual covenant or restriction by which such party is bound, or any applicable law, regulation, rule, ordinance, order, judgment, or decree.
Each of the Partners hereby respectively agrees that it will promptly notify the other partner upon the subsequent occurrence of any default as described in
(iii) above.

      Section 12.2  Covenants of NGPP. NGPP hereby agrees and covenants that during the term of the Partnership, NGPP shall not be a Utility and during the term of the Partnership no portion of the equity interest in NGPP shall be owned, directly or indirectly, by a Utility (including a wholly or partially owned subsidiary of a Utility).

      Section 12.3  Representations, Warranties and Covenants of ESI BH. ESI BH
hereby agrees and covenants that (i) during the term of the Partnership, ESI BH shall take no action which would cause the Partnership to be so treated or fail to take any action which would prevent the Partnership from being treated as a
Utility, and (ii) neither the admission of ESI BH as a Partner in the
Partnership nor the performance of this Agreement or the transactions contemplated herein will cause the Project to fail to meet the qualifying facility requirements under PURPA or to lose its status as a Qualifying
Facility, and during the term of the Partnership, ESI BH shall not take or permit any action which would cause the Project to fail to meet such requirement or to lose such status. The representation, warranties and covenants set

                                       26

forth in (i) and (ii) are in part based upon the assumption that the representations and warranties set forth in Section 12.2 are true and correct.

                 Article XIII. Transfer of Interests by Partners

      Section 13.1  No Transfer Without Consent. No Partner may sell, assign, or otherwise transfer (voluntarily or involuntarily, by gift or otherwise) or dispose of (each, a "Transfer") all or any portion of its interest in the
Partnership (and no such Transfer shall be effective) unless the Partners consent in writing to such Transfer; provided, that NGPP may transfer its interest in the Partnership pursuant to the terms of the Settlement Agreement and any transferee of the interests of NGPP as a general partner pursuant to the terms of the Settlement Agreement shall be admitted as a Partner without any further consent of the Partners.

      Section 13.2  Option of Certain Partners to Sell and Purchase.

      (a)   If as a result of (i) the act or failure to act of ESI BH or any of its Affiliates (the "ESI Group") or the act or failure to act of NGPP or any of its Affiliates (the "NGPP Group" and either the ESI Group or the NGPP Group, as appropriate, being a "Group") or (ii) the breach of any representation, warranty or covenant of ESI BH or NGPP contained herein, the Project loses (or the
Partnership receives an opinion of counsel acceptable to NGPP and ESI that the
Project has lost) its status as a Qualifying Facility, the Partners included in the Group not causing such loss (the "Option Partners") shall have the option to sell all (but not less than all) their interests in the Partnership to the
Partner included in the Group causing such loss (the "Purchasing Partner") for an amount equal to the fair market value of such interests determined as if the
Project had not lost its status as a Qualifying Facility and the Purchasing
Partner shall be obligated to purchase (or cause to be purchased) such
Partnership interest for such amounts. If, however, such loss of status may be cured by the sale of all or any portion of the Partnership interest of the
Purchasing Partner (an "Approved Sale") and the Purchasing Partner shall have delivered to the Option Partner an opinion of counsel experienced in matters relating to the status of electric generation facilities as Qualifying Faculties to such effect, the Purchasing Partner may sell such interest to any Person acceptable to the Option Partners (such approval not to be unreasonably withheld) so long as the Purchasing Partner bears all costs of the Partners and the Partnership associated with such sale and the loss of status (including re-qualification) of the Project.

      (b)   The option granted herein must be exercised by delivery of written notice of the Purchasing Partner by the Option Partners within 60 days of receipt of actual knowledge (or opinion of counsel) of the loss of such status.

      (c)   The closing of such option sales shall occur at the principal office of the Partnership within 30 days after determination of the value of such interests. The purchase price for such option sales shall be paid in cash.
The closing of an Approved Sale shall take place as soon as possible, but in no event later than the exercise period set forth in (b) above.

                                       27

      (d)   Within 30 days after giving notice of exercise of their option to the Purchasing Partner, the Option Partners shall deliver to the Purchasing
Partner their determination of the values of the Partnership and the Option
Partners' interests in the Partnership based upon the assumption that the
Project had not lost its status as a Qualifying Facility. Within 15 days of the receipt of such determination, the Purchasing Partner shall accept such values or reject such values and deliver to the Option Partners its determination of the values. Failure to respond within such 15-day period shall be deemed to be an acceptance of such values. In the event that the Purchasing Partner does not accept the values established by the Option Partners within 15 days of the receipt of such values (or the Purchasing Partner and the Option Partners do not
agree on values within such time period) the values shall be determined as provided in (e) below.

      (e)   In the event that the Option Partners and the Purchasing Partner are unable to agree upon a value as set forth in (d) above, either such party may give the other party written notice of its election to submit the value to determination by arbiters as hereinafter provided and such notice shall also designate the first arbiter ("First Arbiter"). Within 15 days after receipt of the notice appointing the First Arbiter, the opposite party shall give notice to the electing party designating the second arbiter ("Second Arbiter"). If the
Second Arbiter is not so designated within or by the time above specified, then the appointment of the Second Arbiter shall be made in the same manner as hereinafter provided for the appointment of a third arbiter ("Third Arbiter") in the case that the First Arbiter and the Second Arbiter and the parties themselves are unable to agree upon the Third Arbiter. The First Arbiter and
Second Arbiter so designated or appointed shall meet within 10 days after the
Second Arbiter is appointed and if, within 15 days after the Second Arbiter is appointed, the First Arbiter and Second Arbiter do not agree upon the appropriate value, they shall themselves appoint a Third Arbiter and the appropriate value shall be the value determined by the third Arbiter. In the event of their being unable to agree upon such appointment within 25 days after the Second Arbiter is appointed, the Third Arbiter shall be selected by the parties themselves if they can agree thereon within the further period of 5 days. If the parties do not so agree, then either on behalf of both may request such appointment by the American Arbitration Association, in accordance with its
Commercial Arbitration Rules. In the event of failure, refusal or inability of any arbiter to act, a new arbiter shall be appointed in his stead, which appointment shall be made in the same manner as hereinbefore provided for the appointment of such arbiter so failing, refusing or being unable to act. Each party hereto shall pay the fees and expenses of the original arbiter appointed by each such party or in his stead, as above provided, and the fees and expenses of the Third Arbiter, and all other expenses, if any, shall be borne equally by both parties. Any arbitration proceeding hereunder shall take place in New
Castle, Delaware, and shall be conducted in accordance with the Commercial
Arbitration Rules of the American Arbitration Association then in effect (or at any other place and using such other form of arbitration as may be mutually acceptable to the Option Partners and the Purchasing Partner). The results of such arbitration shall be final and conclusive upon the parties to this
Agreement, and judgment thereon may be entered in the highest court of any forum, state or federal, having jurisdiction.

      (f)   In the event that the Option Partners have timely exercised the option granted hereinabove and the Purchasing Partner fails or refuses to purchase such interests and to pay

                                       28

therefor in cash at a closing on the date determined as hereinabove set forth, the Option Partners may, at any time within 60 days following the date set for such closing, tender notice to the Purchasing Partner that the Option Partners have elected to withdraw their sales option and in place thereof to call upon the Purchasing Partner to sell all (but not less than all) its interest in the
Partnership to the Option Partners. Upon the exercise of such election, the
Purchasing Partner shall be bound to sell its interests for an amount equal to the value previously determined for the Option Partners' interests (the "Call
Price"). The closing of such call sales shall occur at the principal office of the Partnership within 10 days after the Purchasing Partner's receipt of such notice. The Call Price for such sale shall be paid as follows: five percent of the Call Price shall be due and payable in cash at closing, ninety-five percent of the Call Price shall be represented by a nonrecourse promissory note executed by the Option Partners, payable to the order of the Purchasing Partner. Such promissory note shall be secured by a security interest and pledge covering the
Partnership interests of the Purchasing Partner and shall become due and payable in quarterly installments equal to the cash distributions, if any, thereafter allocable to the Purchasing Partner's interests in the Partnership. Each installment payment will be applied first to accrued interest and the balance, if any, to principal. The unpaid portion of such promissory note, both principal and interest, will become finally due and payable on the date ten years following the date of the closing of such sale. The rights granted to the Option
Partners under this paragraph (f) shall be in addition to any other rights the
Option Partner may have in law or equity.

      Section 13.3  Admission of New Partners in the Partnership

      (a)   NGPP shall not admit new general partners pursuant to its agreement of limited partnership; provided, however, that NGPP may admit third parties as limited partners with the prior written consent of ESI BH (which consent shall not be unreasonably withheld);

      (b)   ESI Brady may admit third parties as limited partners of ESI BH;
provided, however, that ESI Brady will not consent to the admission of such third parties as limited partners if such would cause the termination of the
Partnership for tax purposes after the In Service Date of the Project or jeopardize the Project's status as a Qualifying Facility.

                   Article XIV. Dissolution of the Partnership

      Section 14.1  Events of Dissolution. The happening of any one of the following events shall work an immediate dissolution of the Partnership:

      (a)   acts which, under applicable law, mandate dissolution and are not waivable;

      (b)   the Disposition (other than pursuant to a sale or exchange in connection with the replacement or a sale/leaseback of the Project) of substantially all the assets of the Partnership, except in the event of an installment sale in which event dissolution shall occur upon full and final payment of all indebtedness owing to the Partnership in respect of such sale;

                                       29

      (c)   the agreement in writing of all the Partners to dissolve; or

      (d)   the expiration of the term of the Partnership as stated in Article V of this Agreement.

      Section 14.2  Dissolution or Bankruptcy of a Partner. On dissolution or
Bankruptcy of a Partner, it and its successors shall thereafter have only the interest of an assignee of an interest in the Partnership and shall receive distributions to which it is entitled.

                   Article XV. Liquidation of the Partnership

      Section 15.1 Liquidator.

      (a)   If the Partnership is dissolved, the Managing Partner, acting as
"Liquidator" (or, in the event the Managing Partner has dissolved, become bankrupt or resigned, a liquidator or liquidating committee selected by ESI BH)
shall commence to wind up the affairs of the Partnership and to liquidate and sell its properties. The Partners shall continue to share operating profits and losses during the period of liquidation. The Liquidator will proceed, as promptly as practicable without undue sacrifice, to liquidate and sell all remaining properties of the Partnership for the best price obtainable in the judgment of the Liquidator. If required by ESI BH, the Liquidator may be required (at the expense of the Partnership) to give a bond to assure faithful performance of his or its duties hereunder. The Liquidator shall be entitled to receive such compensation for its services as shall be agreed upon by the
Liquidator and the Partners, payable out of the properties of the Partnership.
The Liquidator may resign at any time by giving thirty (30) days' written notice to ESI BH. The Liquidator may be removed at any time by written notice of removal signed by all the Partners. Upon the death, dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all of the rights, powers, and duties of the original
Liquidator) will, within thirty (30) days thereafter, be appointed by the
Partners, such appointment to be evidenced by a written appointment and acceptance as provided for above in the case of the original Liquidator. The right to appoint a successor or substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof. Any successor or substitute Liquidator shall have all the powers and duties of the Liquidator as the same are set forth in this Article XV and every reference herein to Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner herein provided.

      (b)   If, within thirty (30) days following the dissolution of the
Partnership, no person has agreed to serve as the Liquidator, any interested party shall have the right to make application to the Chief Judge of the United
States District Court for the Northern District of Nevada then situated for appointment of the Liquidator, or substitute or successor Liquidator, as the case may be, and said Judge, acting as an individual and not in his judicial capacity, shall be fully authorized and empowered to appoint and designate such
Liquidator or substitute or

                                       30

successor Liquidator, who shall have all the powers, duties, rights and authorities of the Liquidator herein provided.

      (c)   Nothing herein shall be deemed to preclude the Managing Partner or an Affiliate of the Managing Partner from purchasing the properties of the
Partnership upon liquidation.

      Section 15.2  Powers of the Liquidator. Subject to any specific limitations imposed by Section 15.1 above, the Liquidator appointed in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto or their legal representatives or successors in interest, all the powers conferred upon the
Managing Partner and the Management Committee under this Agreement to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required to complete the liquidation and dissolution of the Partnership as provided for herein, including, without limiting the generality of the foregoing, the following specific powers:

      (a)   the power to continue to manage and operate any business of the
Partnership during the period of such liquidation, including also the power to make and enter into contracts covering properties of the Partnership which contracts may extend beyond the period of liquidation;

      (b)   the power to make sales, and incident hereto, to make deeds, bills of sale, assignments, and transfers of assets and properties of the Partnership;
provided, that the Liquidator may not impose personal liability on either ESI BH or NGPP or its legal representatives or successors in interest under any warranty of title contained in any such instrument;

      (c)   the power to borrow funds as may, in the good faith judgment of the
Liquidator, be reasonably required to pay any debts and obligations of the
Partnership or operating expenses, and to grant deeds of trust, mortgages, pledges, and collateral assignments upon and encumbering any of the Partnership properties as security for repayment of such loans or as security for payment of any other indebtedness of the Partnership; provided that the Liquidator shall not have the power to create any personal obligation of any of the Partners or their successors in interest to repay such loans or indebtedness other than out of available proceeds of foreclosure or sales of the properties or assets as to which a lien is granted as security for payment thereof;

      (d)   the power to settle, compromise, or adjust any claim asserted to be owing by or to the Partnership, and the right to file, prosecute, or defend lawsuits and legal proceedings in connection with any such matters; and

      (e)   the power to make deeds, bills of sale, assignments and transfers to the respective Partners incident to final distribution of the remaining properties (if any) of the Partnership; provided, that the Liquidator may not impose personal liability upon any of the Partners or their

                                       31

legal representatives or successors in interest under any warranty of title contained in any such instrument.

      Section 15.3  Liquidating Distributions.

      (a)   Net Liquidation Sales Proceeds and all other funds of the
Partnership shall be distributed in the following order: (i) to the payment and discharge of all of the Partnership's debts and liabilities or to the establishment of reasonable reserves in accordance with Section
1.704(b)(2)(ii)(b)(3) of the Treasury Regulations for the making of payment of such debts or liabilities, other than those to any of the Partners, including expenses of liquidation, (ii) to the setting up, in accordance with Treasury
Regulation Section 1.704-I(b)(2), of any reserves which the Liquidator may deem reasonably necessary for any contingent liabilities or obligations of the
Partnership, (iii) to the payment and discharge of any debts and liabilities of the Partnership to any of the Partners, (iv) subject to the limitations contained in Section 9.3(b) hereof, the remainder to the Partners in accordance with and to the extent of their positive Capital Accounts. No Partner shall have any right to demand or receive property other than cash upon dissolution of the
Partnership.

      (b)   If any property is to be distributed in kind, such property shall be deemed to have been sold to an unrelated third party at its then fair market value (to be determined by independent appraisal or as otherwise agreed by both
Partners) and any gain or loss deemed realized thereby shall be allocated and credited or charged to the Capital Accounts of the Partners, in accordance with
Articles VI and IX hereof, as if such gain or loss had actually been realized.

      Section 15.4  Final Accounting. Within a reasonable time following the completion of the liquidation of the Partnership's properties, the Liquidator shall supply to each Partner a statement prepared by the Partnership's accountant which shall set forth the assets and liabilities of the Partnership as of the date of liquidation, each Partner's portion of distributions pursuant to liquidation and the amount retained as reserves pursuant to Section 15.3 above.

      Section 15.5  Termination of Partnership and Settlement of Capital Account
Deficits.

      (a)   Upon the completion of the liquidation of the Partnership and the distribution of all Partnership funds and property, the Partnership shall terminate and the Partners (or Liquidator, as the case may be) shall have the authority to execute and record all documents required to effectuate the dissolution and termination of the Partnership.

      (b)   Any Partner with a deficit Capital Account balance following such liquidation shall be unconditionally obliged to restore the amount of such deficit to the Partnership within 90 days of the liquidation of the Partnership
(or in such other manner as would satisfy the requirements of Allocation
Regulations). The obligations of each Partner under this Section 15.5(b) shall be the obligation only of such Partner and not of its partners or any other
Affiliate

                                       32

and no Partner will attempt to "pierce the corporate veil" of the other Partner in order to assert a claim arising under this Section 15.5(b).

                           Article XVI. Miscellaneous

      Section 16.1  Amendment of Agreement.

      (a)   This Agreement may be modified or amended at any time by a writing signed by the Partners.

      (b)   Should the Partnership expand the Project or develop, construct and operate any new facilities or any expansions thereof, the Partners shall agree to amend the Partnership Agreement to provide for the allocation of Operating
Profits and Losses and the distribution of Net Cash Flow created by such new facilities or expansions in a manner consistent with the allocations and distributions provided for in this Agreement with respect to the Project.

      Section 16.2  Applicable Law. This Agreement and all rights and liabilities of the parties hereto with reference to this Partnership shall be governed by the Act and all other applicable laws of the State of Nevada. ANY
ACTION AT LAW, SUIT IN EQUITY OR OTHER PROCEEDING AGAINST ANY PARTNER WITH
RESPECT TO ANY TERM OR PROVISION OF THIS AGREEMENT OR IN CONNECTION WITH ANY OF
THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT AND MAINTAINED IN THE
CIRCUIT COURT OF PALM BEACH COUNTY, FLORIDA OR IN THE UNITED STATES DISTRICT
COURT FOR THE SOUTHERN DISTRICT OF FLORIDA. EACH OF THE PARTNERS HEREBY (i)
SUBMITS, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TO THE EXCLUSIVE
JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF ANY SUCH ACTION OR PROCEEDING AND
(ii) AGREES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT SERVICE OF
ALL WRITS, PROCESSES AND SUMMONSES IN ANY SUCH ACTION, SUIT OR PROCEEDING
BROUGHT IN THE STATE OF FLORIDA, MAY BE MADE UPON SUCH PERSON IN THE MANNER
PROVIDED FOR NOTICES UNDER THIS AGREEMENT. THE FOREGOING PROVISION OF THIS
SECTION SHALL NOT BE CONSTRUED TO LIMIT THE RIGHT OF EITHER PARTNER TO SERVE ANY
SUCH WRIT, PROCESS OR SUMMONS IN ANY MANNER PERMITTED BY APPLICABLE LAW. EACH
PARTNER FURTHER AGREES THAT A FINAL JUDGMENT OR ORDER IN ANY SUCH ACTION, SUIT
OR PROCEEDING MAY BE ENFORCED AGAINST SUCH PARTNER IN ANY OTHER JURISDICTION BY
SUIT ON SUCH JUDGMENT OR ORDER OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY
APPLICABLE LAW. EACH PARTNER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT
PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH SUCH PERSON NOW HAS OR
HEREAFTER MAY HAVE TO THE LYING OF VENUE OF ANY SUCH ACTION, SUIT OR PROCEEDING
BROUGHT OR MAINTAINED IN THE CIRCUIT COURT OF

                                       33

PALM BEACH COUNTY, FLORIDA, OR IN THE UNITED STATES DISTRICT COURT FOR THE
SOUTHERN DISTRICT OF FLORIDA.

      Section 16.3  Execution and Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one agreement. It shall not be required that any single counterpart hereof be signed by all the Partners so long as each Partner signs a counterpart hereof.

      Section 16.4  Binding Provisions. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective heirs, legatees, devisees, successors, assigns and legal representatives, subject, however, to the provisions and exceptions herein contained.

      Section 16.5  Addresses and Notices. All notices, reports, requests and statements required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if delivered in hand to the party addressed, sent by confirmed telecopy or if mailed from within the United States of America by first class mail (registered or certified, return receipt requested), postage prepaid, addressed in each case to the Partners entitled thereto at the addresses shown in Section 6.1 or to such other address or addresses as any of the Partners shall have designated in writing to the other
Partners. Any notice mailed in accordance herewith shall be effective upon the date of receipt.

      Section 16.6  Construction of Agreement. If any provision of this
Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to person or circumstances other than those to which it is held invalid, shall not be affected thereby. All references herein to the masculine gender shall include the feminine and neuter genders, and all singular forms of words shall also include the plural unless context dictates otherwise. The captions used in this Agreement are for convenience only and shall not be construed in interpreting this Agreement.

      Section 16.7  Entire Agreement, Except for any agreements entered into between the Partners contemporaneously herewith, this Agreement contains the entire agreement among the parties with respect to the matters herein set forth and shall supersede and govern all prior agreements written or oral with respect thereto.

      Section 16.8  Partition. Each party waives the benefit of any provisions of law which may provide for partition of real or personal property and agrees that he will not resort to any action at law or equity to partition any property subject to this Agreement.

      Section 16.9  Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

                                       34

      Section 16.10  Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership.

      Section 16.11  Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

      Section 16.12  Limitation on Damages. EACH OF THE PARTNERS HEREBY AGREES
THAT NEITHER PARTNER NOR THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS,
EMPLOYEES, AGENTS OR ATTORNEYS SHALL BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL,
PUNITIVE OR INCIDENTAL LOSSES OR DAMAGES THAT MAY BE INCURRED BY ANY PARTNER AS
A RESULT OF ANY ACTION OR INACTION BY ANY OTHER PARTNER HEREUNDER AND DO HEREBY
KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO
SEEK ANY SUCH DAMAGES.

      Section 16.13  Waiver of Trial by Jury. EACH OF THE PARTNERS HEREBY
KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT ANY OF THEM MAY HAVE
TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF,
UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE
EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING,
STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS
PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTNERS ENTERING INTO THIS
AGREEMENT.

                                       35

WITNESS THE EXECUTION hereof as of the date first above written.

                                      NEVADA GEOTHERMAL POWER PARTNERS,
                                      LIMITED PARTNERSHIP

                                      By:   Hot Springs Power Company, a general
                                            partner

                                      By: /s/
                                          -------------------------------

                                      Title:_____________________________

                                      ESI BH LIMITED PARTNERSHIP

                                      By:   ESI Brady, Inc. its general partner

                                            By:________________________________
                                                      President

WITNESS THE EXECUTION hereof as of the date first above written.

                                      NEVADA GEOTHERMAL POWER PARTNERS,
                                      LIMITED PARTNERSHIP

                                      By:   Hot Springs Power Company, a general
                                            partner

                                      By:________________________________

                                      Title:_____________________________

                                      By:   Nevada Energy Partners I, Limited
                                            Partnership, a general partner

                                            By:  Nevada Energy Company, Inc.,
                                                 its general partner

                                                 By:________________________

                                                 Title:____________________

                                      ESI BH LIMITED PARTNERSHIP

                                      By:   ESI Brady, Inc. its general partner

                                            By: /s/ L.J. Gelber
                                                -----------------------------
                                                      Vice President